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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil NBTY, Inc. President and Chief Financial Officer 631-244-2020	Carl Hymans G.S. Schwartz & Co. 212-725-4500 carlh@schwartz.com

NBTY ANNOUNCES LOWER APRIL AND MAY SALES FOR
DIRECT RESPONSE AND VITAMIN WORLD OPERATIONS

        BOHEMIA, N.Y.—June 17, 2004—NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading manufacturer and marketer of nutritional supplements, today announced lower sales for its Direct Response and Vitamin World operations for the two-month period ending May 31, 2004.

        Sales from Puritan's Pride direct response/e-commerce operations for the two-month period ending May 31, 2004 decreased 12% to $38 million from $43 million for the comparable two-month period a year ago.

        For the two-month period from April 1, 2004 through May 31, 2004, Vitamin World retail sales decreased 1% from the comparable two-month period a year ago.

        Sales results by segment for the two-month period ending May 31, 2004 and May 31, 2003 (May 31, 2003 are prior to the acquisition of Rexall) are as follows:

SALES
(Unaudited)
(Dollar Amounts In Millions)

	2004	2003	% Increase/ (Decrease)
Wholesale/US Nutrition	$116	$60	94%
Direct Response/Puritan's Pride	$38	$43	(12%)
US Retail/Vitamin World	$36	$36	(1%)
European Retail/Holland & Barrett/GNC UK	$81	$63	29%

Total	$271	$202	34%

        NBTY Chairman and CEO, Scott Rudolph, said: "We are disappointed in the decline in sales results in two of our operations and expect this slowdown to continue at least through the end of June. While this slowdown in sales will effect our overall results for the fiscal third quarter of 2004, we remain optimistic for the long-term."

ABOUT NBTY

        NBTY is a leading vertically integrated manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. The Company markets approximately 1,500 products under several brands, including Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)® and DeTuinen®.

        This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as "subject to," "believe," "expects," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY's products; (xviii) the inability of NBTY to renew leases on its retail locations; (xix) inability of NBTY's retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY's products; (xxi) sales and earnings volatility and/or trends; (xxii) the efficacy of NBTY's Internet and on-line sales and marketing; (xxiii) fluctuations in foreign currencies, including the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly the Food Supplements Directive and the Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of NBTY's products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY's filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result increased gasoline prices and potentially reduced traffic flow to NBTY's retail locations; and (xxxi) other factors beyond NBTY's control.

        Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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  Exhibit 99.1